Exhibit 10.26

THIRD AMENDMENT AND WAIVER TO LOAN AND SECURITY AGREEMENT

This THIRD AMENDMENT AND WAIVER TO LOAN AND SECURITY AGREEMENT (this “Third Amendment”) is made and entered into as of March 13, 2020, by and between EAST WEST BANK, a Delaware corporation (“Bank”), and NEW AGE BEVERAGES CORPORATION, a Washington corporation (“Borrower”).

WHEREAS, Borrower and Bank are party to that certain Loan and Security Agreement, dated as of March 29, 2019, by and between Borrower, as borrower, and Bank, as lender (as amended by that certain First Amendment, Waiver and Consent to Loan and Security Agreement, dated as of July 11, 2019, that certain Second Amendment and Waiver to Loan and Security Agreement, dated as of October 9, 2019, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, Borrower and Bank desire to (i) amend certain provisions of the Loan Agreement and (ii) waive any default or Event of Default that has arisen or would otherwise arise under Section 8.2(a) of the Loan Agreement for Borrower and its Subsidiaries’ failure to achieve, in accordance with Section 7.12(a) of the Loan Agreement, Adjusted EBITDA of at least $8,000,000 for the 12 month period ending on December 31, 2019; and

WHEREAS, pursuant to Section 9.6 of the Loan Agreement, a waiver under the Loan Agreement may be granted by Bank, and pursuant to Section 12.7 of the Loan Agreement, the Loan Agreement may be amended by an instrument in writing signed by Borrower and Bank.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions; Loan Document. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Loan Agreement. This Third Amendment shall constitute a Loan Document for all purposes of the Loan Agreement and the other Loan Documents.

2. Waiver. Bank hereby waives any non-compliance by Borrower with the covenant set forth in Section 7.12(a) of the Loan Agreement as a result of its and its Subsidiaries’ failure to achieve Adjusted EBITDA of at least $8,000,000 for the 12 month period ending on December 31, 2019 and any default or Event of Default that may have occurred or would otherwise arise under Section 8.2(a) of the Loan Agreement as a result thereof.

3. Amendment to Section 2.3(c). Section 2.3(c) is hereby amended and restated in its entirety as follows:

“Amortization Payments. Commencing on the seventh Payment Date following the Effective Date and continuing on each Payment Date thereafter, Borrower shall make a payment towards the principal amount of the Term Loan Advance in an amount equal to $125,000; provided that such payment amount shall be increased pursuant to the amount of any Incremental Term Loan Advances borrowed pursuant to Section 2.11 so that the payment amount on any Payment Date shall be equal to (i) the Term Loan Amount (as such amount is increased pursuant to Section 2.11) divided by (ii) 10 divided by (iii) 12. The Backend Fee, all outstanding principal and accrued and unpaid interest under the Term Loan Advance, and all other outstanding Obligations with respect to the Term Loan Advance, shall be due and payable in full on the Term Loan Maturity Date.”

4. Amendment to Section 2.3(e). Section 2.3(e) is hereby amended and restated in its entirety as follows:

“Permitted Prepayment. Borrower shall have the option to prepay the Term Loan Advance, in whole or in part, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan Advance (or any part thereof) at least 10 Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal being prepaid plus all accrued and unpaid interest with respect to the Term Loan Advance (or the part thereof being prepaid), (B) if the Term Loan Advance is being prepaid in full, the Backend Fee and (C) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including any Prepayment Fee then due and any interest at the Default Rate with respect to any past due amounts.”

5. Amendment to Section 2.3(f). Section 2.3(f) is hereby amended and restated in its entirety as follows:

“Mandatory Prepayment Upon an Acceleration. If the Term Loan Advance is accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance, (ii) the Backend Fee and (iii) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including any Prepayment Fee then due and any interest at the Default Rate with respect to any past due amounts.”

6. Amendment to Section 2.4. Section 2.4 is hereby amended by deleting the first sentence of the second paragraph thereof and replacing it with the following:

“Bank shall credit proceeds of the Term Loan Advance to the Designated Deposit Account and shall credit proceeds of any Advance to the USD Revolver Restricted Cash Account.”

7. Amendment to Section 2.7. Section 2.7 is hereby amended by deleting the “and” after clause (b), inserting the following clause (c) and re-lettering the subsequent clauses:

“(c) Backend Fee. The Backend Fee, when due hereunder; and”

8. Amendment to Section 2.8. Section 2.8 is hereby amended by inserting new subsections (d) and (e) immediately after subsection (c) as follows:

“(d) Bank may debit the USD Restricted Cash Account for principal payments on the Term Loan Advance when due. These debits shall not constitute a set-off.

(e) Bank may debit the USD Revolver Restricted Cash Account on the first Business Day of each January, April, July and October for principal payments on any Advances then outstanding. These debits shall not constitute a set-off.”

9. Amendment to Section 6.2(a). Section 6.2(a) is hereby amended and restated in its entirety as follows:

“(a) as soon as available, but in any event no later than 45 days after the last day of each calendar month, other than with respect to the month of January, in which case no later than 65 days after the last day of January, a company prepared consolidated balance sheet, income statement and cash flow statement covering Borrower’s and its Subsidiaries’ consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);”

10. Amendment to Section 6.3(a). Section 6.3(a) is hereby amended and restated in its entirety as follows:

“(a) Collection of Accounts. Borrower shall, and shall cause each Guarantor to, direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or such other “blocked account” or “blocked accounts” as specified by Bank (any such accounts, individually and collectively, the “Cash Collateral Account”; for the avoidance of doubt and without limiting the foregoing, the Cash Collateral Account shall include the Restricted Cash Accounts). Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately, and in any event no later than one Business Day after its or any Guarantor’s receipt of such amounts, deliver all payments on and proceeds of Accounts to the Cash Collateral Account.”

11. Amendment to Section 6.3. Section 6.3 is hereby amended by inserting a new subsection (f) immediately after subsection (d) as follows:

“(f) Restricted Cash Accounts. On the Third Amendment Effective Date, Borrower shall deposit no less than (i) $7,375,000 in the USD Restricted Cash Account and (ii) an amount in RMB equal (on the Third Amendment Effective Date) to $7,700,000 in the RMB Restricted Cash Account.”

12. Amendment to Section 7.6. Section 7.6 is hereby amended and restated in its entirety as follows:

“Maintenance of Collateral Accounts. (a) Maintain any Collateral Account in the United States, or permit any Subsidiary to do so, except pursuant to the terms of Section 6.8 hereof.

(b) Suffer or permit the amount of cash in the USD Restricted Cash Account to be less than $7,375,000 (subject to reduction as set forth in the proviso to this Section 7.6(b)) at any time; provided that, notwithstanding anything herein to the contrary, the required balance of the USD Restricted Cash Account pursuant to this Section 7.6(b) shall be reduced on a dollar-for-dollar basis with any payments of any principal amount of the Term Loan Advance paid to Bank from the USD Restricted Cash Account pursuant to Section 2.8(d).

(c) Suffer or permit the amount of cash in the RMB Restricted Cash Account to be less than the equivalent of $7,350,000 at any time due to any fluctuation in currency exchange rates; provided that upon the balance in the RMB Restricted Cash Account falling below the equivalent of $7,350,000, Borrower shall have three Business Days to deposit additional amounts into the RMB Restricted Cash Account to cause the balance of the RMB Restricted Cash Account to be no less than the equivalent of $7,700,000.”

13. Amendment to Section 7.12(a). Section 7.12(a) is hereby amended and restated in its entirety as follows:

“(a) Minimum Adjusted EBITDA. Not suffer or permit the Adjusted EBITDA for Borrower and its Subsidiaries, for the three-month period ending on the last day of any fiscal quarter, commencing with the fiscal quarter ending September 30, 2020, to be less than the amount set forth in the table below opposite such date.”

Date	Minimum Adjusted EBITDA
September 30, 2020	$-4,000,000
December 31, 2020	$0
March 31, 2021	$0

14. Amendment to Section 7.12(b). Section 7.12(b) is hereby deleted in its entirety and replaced with “[Reserved].”.

15. Amendment to Section 7.12(c). Section 7.12(c) is hereby amended and restated in its entirety as follows:

“(c) Not suffer or permit the Total Leverage Ratio as of the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2021, to be greater than the maximum ratio set forth in the table below opposite such date.”

Date	Maximum Total Leverage Ratio
June 30, 2021	2.50 to 1.00
September 30, 2021	2.50 to 1.00
December 31, 2021	2.00 to 1.00
March 31, 2022	2.00 to 1.00
June 30, 2022	2.00 to 1.00
September 30, 2022	2.00 to 1.00
December 31, 2022 and thereafter	1.50 to 1.00

16. Amendment to Section 7.12(d). Section 7.12(d) is hereby amended and restated in its entirety as follows:

“(d) Fixed Charge Coverage Ratio. Not suffer or permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2021, to be less than 1.25 to 1.00.”

17. Amendment to Section 7.13. Section 7.13 is hereby amended and restated in its entirety as follows:

“Equity Cure. In the event Borrower fails to comply with the financial covenants set forth in Section 7.12 as of the last day of any fiscal quarter, any cash equity contribution (funded with proceeds from a sale or issuance of Qualified Stock of Borrower) to the capital of Borrower after the last day of such fiscal quarter and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for that fiscal quarter will, at the irrevocable election of Borrower, be included in the calculation of Adjusted EBITDA solely for the purposes of determining compliance with such covenants in Section 7.12 at the end of such fiscal quarter (each, a “Cure Quarter”) and any subsequent period that includes such Cure Quarter (any such equity contribution so included in the calculation of Adjusted EBITDA, a “Specified Equity Contribution”); provided that (a) notice of Borrower’s intent to accept a Specified Equity Contribution shall be delivered by Borrower to Bank no later than the day on which financial statements are required to be delivered for the applicable fiscal quarter, (b) [reserved], (c) the amount of any Specified Equity Contribution will be no greater than 100% of the amount required to cause Borrower and its Subsidiaries to be in compliance with such financial covenants (the “Cure Amount”), (d) [reserved], (e) after December 31, 2020 Specified Equity Contributions shall not be made in any two consecutive quarters, (f) the aggregate amount of all Specified Equity Contributions made under this Section 7.13 shall not exceed (i) $15,000,000 in the fiscal year ended December 31, 2020 and (ii) $10,000,000 per annum in each calendar year thereafter, (g) Borrower shall immediately apply the proceeds of a Specified Equity Contribution to prepay the Term Loan Advance in accordance with Section 2.3(d)(ii) and (h) there shall be no reduction in Indebtedness in connection with any Specified Equity Contribution (or the application of the proceeds thereof, including application of such proceeds for purposes of cash netting) for determining compliance with Section 7.12 for the period ending on the last day of the applicable Cure Quarter; provided that following any prepayment of the Term Loan Advance pursuant to Section 2.3(d)(ii) there shall be a reduction in Indebtedness for determining compliance with Section 7.12 in future fiscal quarters where such Cure Quarter is included in the applicable test period (but, for the avoidance of doubt, there shall be no de-leveraging credit for the period ending on the last day of the Cure Quarter in respect of which the Specified Equity Contribution is made). Upon Bank’s receipt of notice from Borrower of its intent to make a Specified Equity Contribution pursuant to this Section 7.13 no later than the day on which financial statements are required to be delivered for the applicable fiscal quarter, then, until the day that is 10 Business Days after such date, (x) Bank shall not exercise the right to accelerate the Term Loan Advance or the Advances and Bank shall not exercise any right to foreclose on or take possession of the Collateral and (y) notwithstanding anything to the contrary herein, the Default Rate shall not be applicable, in each case, solely on the basis of an Event of Default having occurred and being continuing as a result of Borrower’s failure to be in compliance with the financial covenants set forth in Section 7.12 in respect of the period ending on the last day of such fiscal quarter. If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma adjustment to any repayment of Indebtedness in connection therewith), Borrower is in compliance with the financial covenants set forth in Section 7.12, Borrower shall be deemed to have satisfied the requirements of Section 7.12 as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of Section 7.12 that had occurred shall be deemed cured for purposes of this Agreement.”

18. Amendment to Section 7. Section 7 is hereby amended by inserting a new Section 7.14 immediately after Section 7.13 as follows:

“7.14 Additional Equity Investments. Borrower shall deliver to Bank (i) no later than June 30, 2020 (as such date may be extended in Bank’s sole discretion) evidence, in form and substance satisfactory to Bank, that Borrower has received cash equity investments in an aggregate amount no less than $15,000,000 during the six month period ending June 30, 2020 and (ii) no later than December 31, 2020 (as such date may be extended in Bank’s sole discretion) evidence, in form and substance satisfactory to Bank, that Borrower has received cash equity investments in an aggregate amount no less than $30,000,000 during the 12 month period ending December 31, 2020, in each case, pursuant to documents, terms and conditions satisfactory to Bank.”

19. Amendments to Section 13.1. (a) The definition of “Adjusted EBITDA” is hereby amended and restated in its entirety as follows:

“‘Adjusted EBITDA’ means, for Borrower and its Subsidiaries for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income for such period (and without duplication), (i) Interest Expense, (ii) income tax expense (including tax accruals), (iii) depreciation and amortization (but excluding patent amortization, if any), (iv) any non-cash charges or expenses approved by Bank in its sole discretion (other than any such non-cash item to the extent it represents an accrual of, or reserve for, anticipated cash expenditures in any future period), (v) transaction costs and fees (A) related to the negotiation, execution and delivery of the Loan Documents, or (B) paid after the Effective Date to Bank in connection with the Loan Documents, (vi) the amount of the prepayment fee paid on the Effective Date in connection with the early extinguishment of Indebtedness owed to Siena Lending Group LLC under that certain Loan and Security Agreement, dated as of August 10, 2018, by and among Borrower, NABC, Inc., NABC Properties, LLC, New Age Health Sciences, Inc. and Siena Lending Group LLC, and (vii) any costs incurred with respect to liability, casualty events or business interruption, to the extent covered by insurance (as confirmed by the applicable insurance company), the proceeds of which are received during such period or within 120 days thereafter; provided that, notwithstanding anything to the contrary herein, (I) any gain or loss from the sale of fixed assets and property which is, as of the date of this Agreement, in the process of being sold by a Subsidiary of Borrower pursuant to a letter of intent dated February 4, 2019, as previously disclosed to Bank shall be excluded from the calculation of Adjusted EBITDA and (II) no non-cash items related to the re- evaluation of any previous Investment of the Borrower and/or its Subsidiaries shall be added to the calculation of Adjusted EBITDA. Notwithstanding anything herein to the contrary, the aggregate amount added back pursuant to the prior sentence for non-recurring expenses shall not exceed (x) $7,200,000 for the fiscal year ending December 31, 2018, (y) $4,000,000 for the fiscal year ending December 31, 2020 and (z) $500,000 for any fiscal year thereafter.”

(b) The definition of “Applicable Rate” is hereby amended and restated in its entirety as follows:

“‘Applicable Rate’ means, for any day, the applicable rate set forth below under the caption “Prime Rate Spread” based upon the Total Leverage Ratio as of the end of the fiscal quarter of Borrower for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 6.2(c) or Section 6.2(d):

Total Leverage Ratio:	Prime Rate Spread
Category 1 Less than 1.50 to 1.00	0.25%
Category 2 Greater than or equal to 1.50 to 1.00	0.50%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the second Business Day following the date of delivery to Bank pursuant to Section 6.2(c) or Section 6.2(d) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, on and after the Third Amendment Effective Date, the Applicable Rate shall be 2.00% (i) until Borrower complies with the financial covenants set forth in Section 7.12(c) and Section 7.12(d) for two full consecutive fiscal quarters which begin and end after the Third Amendment Effective Date, (ii) at any time that an Event of Default has occurred and is continuing or (iii) if Borrower shall fail to deliver the consolidated financial statements required to be delivered pursuant to Section 6.2(c) or Section 6.2(d) or shall elect not to include in any certificate required to be delivered pursuant to Section 6.2(e) the computations described in clause (iii) thereof, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a default resulting from such failure and until the delivery thereof.”

(c) The definition of “Obligations” is hereby amended and restated in its entirety as follows:

“‘Obligations’ are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Unused Revolving Line Facility Fee, the Prepayment Fee (if any), the Backend Fee and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.”

(d) Section 13.1 of the Loan Agreement is hereby amended by adding the following defined terms in correct alphabetical order:

“Backend Fee” is a payment (in addition to, and not a substitution for, the regular monthly payments of principal plus accrued interest and any other fees and Obligations payable hereunder) due in accordance with Section 2.3 above, equal to $150,000.

“Restricted Cash Accounts” means the RMB Restricted Cash Account, the USD Restricted Cash Account and the USD Revolver Restricted Cash Account.

“RMB” means the lawful currency of the People’s Republic of China.

“RMB Restricted Cash Account” means the account with account number ending 148 (last three digits) maintained by Borrower with Bank or any of Bank’s Affiliates in China.

“Third Amendment Effective Date” means March 13, 2020.

“USD Restricted Cash Account” means the account with account number ending 161 (last three digits) maintained by Borrower with Bank or any of Bank’s Affiliates in the United States.

“USD Revolver Restricted Cash Account” means the account with account number ending 179 (last three digits) maintained by Borrower with Bank or any of Bank’s Affiliates in the United States.

20. Amendment to Exhibit B. Exhibit B to the Credit Agreement is hereby amended and restated in its entirety in the form of Annex I attached hereto.

21. Conditions to Effectiveness. This Third Amendment shall become effective upon (i) receipt by Bank of counterpart signatures to this Third Amendment duly executed and delivered by Bank and Borrower and (ii) Bank’s receipt of payment of an amendment fee in an amount equal to $40,000.00.

22. Expenses. Borrower agrees to pay on demand all expenses of Bank (including, without limitation, the fees and out-of-pocket expenses of Covington & Burling LLP, counsel to Bank) incurred in connection with the negotiation, preparation, execution and delivery of this Third Amendment.

23. Representations and Warranties. Borrower hereby represents and warrants to Bank as follows:

(a) After giving effect to this Third Amendment, the representations and warranties contained in the Loan Agreement or any other Loan Document shall be true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(b) After giving effect to this Third Amendment, no default or Event of Default shall have occurred and be continuing.

24. No Implied Amendment or Waiver. Except as expressly set forth in this Third Amendment, this Third Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of Bank under the Loan Agreement or alter, modify, amend, waive or in any way affect any of the terms, obligations or covenants contained in the Loan Agreement, all of which shall continue in full force and effect. Nothing in this Third Amendment shall be construed to imply any willingness on the part of Bank to agree to or grant any similar or future consent, amendment or waiver of any of the terms and conditions of the Loan Agreement or the other Loan Documents.

25. Release. Borrower hereby acknowledges and agrees that: (a) to its knowledge neither it nor any of its Affiliates have any claim or cause of action against Bank (or any of its Affiliates, officers, directors, employees, attorneys, consultants or agents) under the Loan Agreement as of the date hereof and (b) to its knowledge, as of the date hereof, Bank has heretofore properly performed and satisfied in a timely manner all of its obligations to Borrower under the Loan Agreement. Notwithstanding the foregoing, Bank wishes to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Bank’s rights, interests and/or remedies under the Loan Agreement. Accordingly, for and in consideration of the agreements contained in this Third Amendment and other good and valuable consideration, Borrower (for itself and its Affiliates and the successors and assigns of each of the foregoing) (each a “Releasor” and collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Bank and its Affiliates, officers, directors, employees, attorneys, consultants and agents (each a “Released Party” and collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, in each case that exist or have occurred on or prior to the date of this Third Amendment which any Releasor has heretofore had or now shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, except for a Released Party’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction, prior to the date hereof arising out of, connected with or related in any way to the Loan Agreement, or any act, event or transaction related or attendant thereto, or Bank’s agreements contained therein, or the possession, use, operation or control in connection therewith of any of the assets of Borrower, or the making of any advance thereunder, or the management of such advance, in each case on or prior to the date of this Third Amendment.

26. Counterparts. This Third Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Third Amendment by e-mail (e.g., “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Third Amendment.

27. Governing Law. THIS THIRD AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

NEW AGE BEVERAGES CORPORATION,
as Borrower

By:	/s/ Gregory A. Gould
Name:	Gregory A. Gould
Title:	Chief Financial Officer

EAST WEST BANK,
as Bank

By:	/s/ Kelvin Chan
Name:	Kelvin Chan
Title:	Managing Director

Signature Page to Third Amendment and Waiver to Loan and Security Agreement